Exhibit 99.1

Liberty Global Acquires Remaining 20% of VTR, Chile’s Largest Cable Operator

Denver, Colorado - March 14, 2014:

Liberty Global plc (“Liberty Global”) (NASDAQ: LBTYA, LBTYB and LBTYK) announced today that it has acquired the remaining 20% of the outstanding shares in both VTR GlobalCom SpA and VTR Wireless SpA (collectively “VTR”). Liberty Global purchased these shares in Chile’s largest cable operator from a subsidiary of Corp Group Holding Inversiones Limitada (“Corp Group”) in exchange for 10.1 million Liberty Global Class C ordinary shares (“LBTYK”).

The share consideration had a market value of approximately $422 million, based on the closing price of LBTYK of $41.80 per share on Thursday, March 13, 2014.1 It should also be noted that as a result of this transaction, VTR Finance B.V., the parent entity of our recently created Chilean credit pool, will now own 100% of both the Chilean broadband communications and wireless businesses.

Mike Fries, Chief Executive Officer of Liberty Global, said: “Based on the solid foundation we have developed with Corp Group over the last few years, VTR will now enter its next phase of growth in the dynamic Chilean market. We would like to thank Alvaro Saieh Bendeck, his son Jorge Andres Saieh and the Saieh family for their ongoing support and the strong relationship and success we have built together.”

About Liberty Global
Liberty Global is the largest international cable company with operations in 14 countries. We connect people to the digital world and enable them to discover and experience its endless possibilities. Our market-leading triple-play services are provided through next-generation networks and innovative technology platforms that connected 24 million customers subscribing to 48 million television, broadband internet and telephony services at December 31, 2013.

Liberty Global's consumer brands include Virgin Media, UPC, Unitymedia, Kabel BW, Telenet and VTR. Our operations also include Liberty Global Business Services, our commercial division and Liberty Global Ventures, our investment fund. For more information, please visit www.libertyglobal.com or contact:

Investor Relations:		Corporate Communications:
Christopher Noyes	+1 303 220 6693	Marcus Smith	+44 20 7190 6374
Oskar Nooij	+1 303 220 4218	Bert Holtkamp	+31 20 778 9800
John Rea	+1 303 220 4238	Hanne Wolf	+1 303 220 6678

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1 VTR collectively had approximately CLP 296 billion ($533 million at January 31, 2014) of total net debt (intercompany debt owed to certain Liberty Global subsidiaries less cash and cash equivalents) as of January 31, 2014.